GEOGLOBAL CLOSES $3.9 MILLION PRIVATE PLACEMENT TRANSACTION

Calgary, Alberta, Canada, November 22, 2011 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE Amex: GGR) today announced that it closed a private placement transaction with The Israel Land Development Company – Energy Ltd. (“ILDE” or the “Purchaser”).

Under the terms of a Stock Purchase Agreement, the Company issued 16,466,639 shares of common stock of the Company (“Common Stock”) to ILDE representing 19.9% of the issued and outstanding capital stock of the Company for total consideration of US$3.9 million.

At the closing of this transaction, the Company signed a Securities Purchase and Exchange Agreement with ILDE whereby subject to stockholder approval, the Company will issue to ILDE 32,740,479 shares of Common Stock of the Company plus 16,466,639 warrants (“Warrants”) in exchange for 28,402,262 ordinary shares of ILDE.  The closing of this secondary offering is expected to occur within 10 business days of obtaining stockholder approval. The Warrants may be exercised for 12 months following the date that is six months after the date of issue for an additional 16,466,639 shares of Common Stock at a price of US$0.30 per Warrant.  In addition to the above Securities Purchase and Exchange Agreement and also subsequent to obtaining Stockholder Approval, ILDE shall have the right, exercisable in whole or in part from time to time through July 31, 2012, to subscribe for and purchase from the Company up to 16,466,639 units (“Units”), with each Unit consisting of (i) one share of Common Stock and (ii) a Warrant to purchase one additional share of Common Stock.  The purchase price per Unit shall be US$0.24 and the purchase price per Warrant under the Unit shall be US$0.30.

In connection with the Stock Purchase Agreement and the Securities Purchase and Exchange Agreement, the Company entered into a Registration Rights Agreement whereby the Company agreed to ensure all the Common Stock underlying the securities issued or issuable would be covered by an effective registration statement for resale.

ILDE is publicly traded on the Tel Aviv Stock Exchange under the symbol “IE”.  ILDE engages in the exploration and production of oil and gas and operates as a subsidiary under The Israel Land Development Co. (“ILDC”).  ILDC holds a 5% participating interest in the Company’s two Israeli licenses known as the (347) Myra and (348) Sara licenses, which the Company holds a 5% participating interest and is the operator.

The proceeds of the offering will be used to fund the Company's share of exploration and development activities on the Myra and Sara licenses.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GeoGlobal Resources Inc. www.geoglobal.com	KM Investor Relations Ltd. www.km-ir.co.il
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Moran Meir-Beres
Phone: +1 403 777-9250 Email: info@geoglobal.com	Phone: +011 972-3-5167620 E-mail: moran@km-ir.co.il

The Equicom Group	BPC Financial Marketing
Dave Feick, Managing Director, Western Canada	John Baldissera
Phone: +1 403 218-2839 Email: dfeick@equicomgroup.com	Phone : +1 800-368-1217